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                                                                    EXHIBIT 23.1


              Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00000) pertaining to an amendment to the 1996 Executive Incentive Compensation Plan of Health Management Associates, Inc., increasing the number of shares of Class A Common Stock of Health Management Associates, Inc. to be issued thereunder by 18,000,000 shares, of our report dated October 20, 2000, with respect to the consolidated financial statements and schedule of Health Management Associates, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


Tampa, Florida
January 10, 2001